ARTICLES OF INCORPORATION

OF

GUIDE HOLDINGS, INC.

The undersigned natural person of the age of eighteen years or more, acting as the incorporator of a corporation under the Utah Revised Business Corporation Act, hereby adopts the following Articles of Incorporation for such corporation:
ARTICLE I

Name

The name of this corporation is “Guide Holdings, Inc.”

ARTICLE II

Duration

The duration of this corporation is perpetual.

ARTICLES III

Purposes

The purpose or purposes for which this corporation is organized are to engage in any other lawful act or activity for which corporations may be organized under the Utah Revised Business Corporation Act.

ARTICLE IV

Stock

The amount of the total authorized capital stock of the corporation shall be:
A.	Ninety million (90,000,000) shares of common stock with a $0.001 par value; and
B.
Ten million (10,000,000) shares of preferred stock with a $0.001 par value. The Board of Directors has the right to set the series, classes, rights, privileges and preferences of the preferred stock or any class or series thereof.

ARTICLE V

Amendment

These Articles of Incorporation may be amended by the affirmative vote of a majority of the shares entitled to vote on each such amendment.

ARTICLE VI

Shareholder Rights

The authorized and treasury stock of this corporation may be issued at such time, upon such terms and conditions and for such consideration as the Board of Directors shall determine.  Shareholders shall not have pre-emptive rights to acquire unissued shares of stock of this corporation; nor shall shareholders be entitled to vote cumulatively for directors of the corporation.

ARTICLE VII

Initial Office and Agent

The name of the corporation’s initial registered agent and the address of its initial registered office are:

Kim McReynolds
5872 South 900 East, Suite 250
Salt Lake City, UT  84121

ARTICLE VIII

Directors

The number of directors constituting the initial Board of Directors of this corporation is three (3).  The names and addresses of the persons who are to serve as directors until the first annual meeting of shareholders or until their successors are elected and qualify, are:

Kim McReynolds
5872 South 900 East, Suite 250
Salt Lake City, UT  84121

Brenda Sundwall
869 North Wooden Lane
Salt Lake City, UT  84116

Ronald G. McReynolds
1168 North Reveille Circle
Salt Lake City, UT  84116

ARTICLE IX

Incorporator
The name and address of the Incorporator is:

Kim McReynolds
5872 South 900 East, Suite 250
Salt Lake City, UT  84121

ARTICLE X

Common Directors – Transactions Between Corporations

No contract or other transaction between this corporation and one (1) or more of its directors or any other corporation, firm, association or entity in which one (1) or more of its directors are directors or officers or are financially interested, shall be either void or voidable because of such relationship or interest, or because such director or directors are present at the meeting of the Board of Directors, or a committee thereof which authorizes, approves or ratifies the contract or transaction by vote or consent sufficient for the purpose without counting the votes or consents of such interested director if (a) the fact of such relationship or interest is disclosed or known to the Board of Directors and they authorize, approve or ratify such contract or transaction by vote or written consent; or (b) the contract or transaction is fair and reasonable to the corporation.

Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or committee thereof which authorizes, approves, or ratifies any such contract or transaction.

ARTICLE XI

CONTROL SHARES ACQUISITION ACT

The corporation elects to opt out of the provisions of Section 61-6-1, et seq., Utah Code Annotated, as they may apply to the corporation or any transaction involving the corporation.

ARTICLE XII

RE-CAPITALIZATIONS

The outstanding securities of this corporation may be forward or reverse split by resolution of the Board of Directors and without stockholder approval, provided that such action will not adversely and materially affect the rights of the stockholders of the corporation.

ARTICLE XIII

CHANGE OF NAME

The Board of Directors shall have the right to change the name of the corporation without shareholder approval to a name that reflects the industry or business in which the corporation's business operations are conducted or to a name that will promote or conform to any principal product, technology or other asset of the corporation that the Board of Directors, in its sole discretion, deems appropriate.

IN WITNESS WHEREOF, the incorporator has signed these Articles of Incorporation under penalty of perjury this 29th day of October, 2007.

/s/Kim McReynolds
Kim McReynolds, Incorporator